                         PRECISION DIGITAL IMAGES CORP.
                              DEVELOPMENT AGREEMENT

     This Development Agreement ("Agreement") is made and entered into as of the later of the two dates on the signature page (the "Effective Date") by and between IAT Multimedia, Inc. ("IAT"), a Delaware corporation, and Precision Digital Images Corporation ("PDI"), a Washington corporation.

                                    Recitals

     WHEREAS, PDI has developed an ASIC that is an important component of a product designed by IAT; and

     WHEREAS, PDI and IAT have expressed a desire to work together to jointly produce this ASIC; and

     WHEREAS, pursuant to this Agreement, PDI is willing to perform certain services relating to the further development of the ASIC pursuant to the terms and conditions contained herein; and

     WHEREAS, pursuant to an ASIC License Agreement, between the parties hereto and dated as of the date of this Agreement, PDI is willing to grant to IAT a license to produce the ASIC pursuant to the terms and conditions contained therein (the "License Agreement");

     NOW, THEREFORE, in consideration of the covenants and conditions hereinafter set forth, PDI and IAT agree as follows:

                                    AGREEMENT

     1. Definitions. For purposes of this Agreement, any initially capitalized terms shall have the meanings hereinafter assigned to them and any capitalized terms not defined in his Agreement will have the meanings assigned to such terms in the License Agreement.

     2. Description of Services. Subject to the terms and conditions of this Agreement, IAT hereby engages PDI to perform services hereunder (the "Services") consisting in the development of the Deliverables specifically described in Exhibit A ("ASIC Deliverables and Specifications") attached hereto and incorporated herein and related materials and documentation (the "Deliverables"), and PDI will perform the Services. In performing the Services during the term of this Agreement, PDI shall report to such representatives of IAT as IAT shall designate from time to time.

     3. Payment. Upon acceptance of the Submissions by IAT in accordance with
Section 6 below, IAT shall pay PDI the development fees set forth in Exhibit B.

     4. Delivery. PDI shall deliver to IAT a notice of completion ("Submission") in accordance with the milestones set forth on Exhibit B. The last Submission shall include the Design Documents and shall conform to the specifications set forth in Exhibit A.

     5. Acceptance Period. Upon receipt of the last Submission and IAT's acknowledgment of such receipt, IAT shall have a period of fifteen (15) days within which to reject or accept such Submission (the "Acceptance Period"). If IAT rejects such Submission, IAT shall notify PDI of the reasons for such rejection in a written report (the "Test Report").

     6. Correction & Acceptance. If IAT notifies PDI within the Acceptance Period that the Submission does not conform to the specifications set forth in Exhibit A, PDI shall, within fifteen (15) days of the receipt of any such Test Report, or within such longer period as IAT may expressly allow in writing in each particular case (the "Correction Period"), make all necessary revisions or corrections and re-deliver the revised or corrected version of such Submission to IAT at no additional charge. The procedures set forth in Sections 5 and 6 shall be repeated until IAT accepts the Submission or cancels this Agreement in accordance with the provisions of Section 13.

     7. Sourcing of Production. PDI acknowledges and agrees that IAT has the right to enter into separate agreements with such manufacturers of the ASICs developed pursuant to this Agreement as IAT chooses and upon such terms and conditions as IAT may agree to in its sole discretion pursuant to the terms and conditions of this Agreement and the License Agreement.

     8. Indemnity. PDI will indemnify and hold IAT harmless, and will defend IAT against any and all loss, liability, damage, claims, demands or suits and related costs and expenses and attorneys' fees to persons or property that arise, directly or indirectly, from acts or omissions of PDI, or from breach of any term or condition of this Agreement.

     9. IAT Proprietary Materials. PDI understands that IAT possesses or will possess "IAT Proprietary Materials" which are important to its business. For purposes of this Agreement, "IAT Proprietary Materials" are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or plans of IAT, whether such documents have been prepared by PDI or by others. "IAT Proprietary Materials" include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like. All IAT Proprietary Materials will remain the sole property of IAT. PDI agrees that during, the term of this Agreement, PDI will not deliver any IAT Proprietary Materials to any person or entity outside IAT, except as IAT may be required to do in connection with performance of the Services under this Agreement. PDI further agrees that, immediately upon IAT's request and in any event upon completion of the Services, PDI will deliver to IAT all IAT Proprietary Materials.

     10. Support. PDI shall provide support services to designated IAT personnel to assist such personnel in resolving problems, obtaining clarification relative to the Deliverables, and providing assistance regarding suspected defects or errors in the Deliverables at no additional charge. PDI shall promptly resolve and eliminate defects and errors in the Deliverables.

     11. Representations of PDI. PDI hereby represents and warrants to IAT that:

     (a) With respect to the Deliverables and any and all matters pertaining thereto which PDI may disclose, use, and/or deliver in connection with the performance of PDI's obligations hereunder, PDI has the right to make such disclosure, use and/or delivery thereof without liability to any third party;

     (b) The Deliverables shall not infringe upon or violate any patent, copyright, trademark, trade secret or other proprietary right of any third party;

     (c) The execution, delivery and performance of this Agreement by PDI shall not be in conflict with or in breach of any applicable legislation or regulations or other agreement by which PDI is bound;

     (d) There are no liens or encumbrances on or against the Deliverables which could derogate from or be inconsistent with any of the rights, title and interest herein granted to IAT;

     (e) PDI has obtained all the necessary approvals and licenses, if any such approvals or licenses are required, and has the full power and authority to enter into this Agreement, to perform PDI's obligations hereunder, and to grant the rights herein granted to IAT with respect to the Deliverables; and

     (f) The Deliverables will, under normal use, perform substantially in accordance with the specifications set forth in Exhibit A.

     12. Disclaimer, Limitation of Liability.

     (a) DISCLAIMER. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL OR EXEMPLARY DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.


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     (b) LIMITATI0N OF LIABILITY. IN NO EVENT SHALL EITHER PARTY'S TOTAL
LIABILITY FOR ANY DAMAGES IN CONNECTION WITH THIS AGREEMENT EXCEED THE DEVELOPMENT FEES PAID BY IAT HEREUNDER, REGARDLESS OF WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON CONTRACT, WARRANTY, TORT, OR OTHERWISE.

     13. Termination. Either party may terminate this Agreement immediately upon written notice in the event the other party is in material breach of this Agreement, and such breach is not cured by the breaching party within thirty
(30) days after receipt of written notice of default from the other party. In the event of breach by PDI, all Submissions, Deliverables and any revisions or modifications thereto which have been completed or are in progress at the time of termination (the "Completed Work") shall be assigned and delivered to IAT.

        14. Best Efforts/Conflict of Interest. PDI shall, at all times during the term of this Agreement, exercise its best efforts in the performance of the duties set forth herein and perform the Services with all diligence and in accordance with the practices and standards of the industry. PDI covenants that PDI presently has no interest or obligation which would conflict in any manner or degree with the performance of the Services required hereunder and that PDI shall not, during the term hereof, make any commitments which would interfere with PDI's ability to perform the Services.

     15. Intellectual Property and Proprietary Rights. PDI maintains ownership of the intellectual property rights in the Deliverables, including documentation generated for the ASIC design, subject to the licenses granted to IAT pursuant to the License Agreement. IAT will have the right to modify, improve and enhance the Deliverables from time to time. PDI will not have any ownership with respect to rights to any such modification, improvement or enhancement developed by IAT.

     16. Non-Disclosure. The confidentiality provisions of the License Agreement shall apply equally to any Confidential Information that is exchanged pursuant to this Agreement.

     17. Notices and Requests. All notices and requests in connection with this Agreement shall given in a manner consistent with the provisions set forth in the License Agreement.

     18. Miscellaneous. The provisions of Section 11 of the License Agreement, entitled, "Miscellaneous" shall apply equally to this Agreement.

     19. Time of Essence. Time is of the essence in this Agreement.


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


Precision Digital Images Corporation         IAT Multimedia, Inc.
("PDI")                                      ("IAT")

/s/ G. Wayne Smith                           /s/  Viktor Vogt
By (Sign)                                    By (Sign)

G. Wayne Smith                               Dr. Viktor Vogt
Name (Print)                                 Name (Print)

CEO                                          CEO
Title                                        Title

06/06/97                                     06/20/97
Date                                         Date


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



                                    EXHIBIT A

                      ASIC Deliverables and Specifications

The "Deliverables" will be a ASIC verified and ready for volume production and satisfactorily tested on the Vision Point 80 board.

The Specifications for the Deliverables will be as defined in the License Agreement.




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

                                    EXHIBIT B

                        Development Milestones and Fees

     1. Milestones. PDI shall deliver to IAT the Submissions in accordance with the following milestones and completion dates:

                                                           ESTIMATED                   DEVELOPMENT
 MILESTONES:                                            COMPLETION DATES                    FEE
 -----------                                            ----------------                    ---
 Pre-layout simulation completed and verified             14 June, 1997                  $15,000

 Post-layout simulation completed and verified             14 July, 1997                 $15,000

 First samples of the ASIC out of fabrication             19 August, 1997                $ 5,000

 ASIC verified and ready for volume production            30 August, 1997                $15,000


     2. Fees. IAT shall pay PDI a total of Fifty Thousand Dollars (US$50,000) upon completion of all the milestones set forth above. The Development Fees shall be paid upon receipt of Submission for each milestone, except for the Final Fee, which shall be paid upon acceptance of the final Submission pursuant to Sections 4 through 6 of this Agreement.


                        [DATES TO BE PROVIDED BY PDI]


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